UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2009

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33546	93-0976127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12010 Sunset Hills Road
Reston, VA		20190
(Address of Principal		(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code:  703-483-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into Material Definitive Agreement.

On September 25, 2009, TerreStar Networks Inc. (“TerreStar Networks”), a majority-owned subsidiary of TerreStar Corporation (“Company”), entered into a Mobile Satellite Services and Support Agreement (“Services and Support Agreement”) with AT&T Mobility II, LLC (“AT&T”).  The Services and Support Agreement sets forth the services to be provided by the parties in connection with the AT&T commercial service offering of TerreStar Networks’ satellite communications services.  The initial term of the Services and Support Agreement is for a period of twenty-four months following the Effective Date and will automatically renew for successive twelve month periods unless one party terminates the Services and Support Agreement by giving notice at least 60 days prior to the conclusion of the initial term or any successive renewal period.  The Services and Support Agreement also contains an agreement to develop a marketing plan for the services provided by the parties, and arrangements regarding billing, payments, and customer support.  The Services and Support Agreement also contains a license of certain intellectual property and other technical arrangements between the parties.

The description of the terms of the Services and Support Agreement contained in this Item 1.01 is a summary and does not purport to be complete, and is qualified in its entirety by reference to the terms of the Services and Support Agreement, which will be filed as an exhibit to the Company’s next periodic report.

Item 7.01.     Regulation FD Disclosure

TerreStar Networks issued a press release, dated September 30, 2009, which is attached hereto as Exhibit 99.1. This exhibit is furnished, not filed, pursuant to Regulation FD.

Item 9.01.	Exhibits

(d)   Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release dated September 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

By:	/s/ Douglas Brandon
Douglas Brandon
General Counsel & Secretary

Date:  September 30, 2009